Exhibit 10(q)
SPLIT DOLLAR INSURANCE AGREEMENT
COLLATERAL ASSIGNMENT
This agreement made this 21st day of June, 1994, by and between BANCINSURANCE CORPORATION, an Ohio corporation, (hereinafter called “Corporation”) and FIFTH THIRD BANK OF COLUMBUS, Trustee of the Si and Barbara K. Sokol Irrevocable Life Insurance Trust dated May 6, 1994, (hereinafter called “Trust”).
WHEREAS, Si Sokol (hereinafter called “Employee”) is a valuable employee of the Corporation; and
WHEREAS, the Employee desires to insure his life for the benefit and protection of the family with a policy to be issued by the Pan-American Assurance Company (hereinafter called (“Insurer”).
NOW, THEREFORE, in consideration of the services heretofore rendered and to be rendered by the Employee and the mutual covenants considered herein, the parties agree as follows:
1. Definitions:
A. “Specified Amount” shall mean the specified amount plus accumulated value.
B. “Current Rates” shall refer collectively to the insurer’s current mortality, rate of return, and expense charges.
C. “Cash Value” shall mean the policy’s cash value as that term is defined in the policy.
D. “Planned Periodic Payments” shall mean the premium level selected by the parties subject to the Insurer’s minimum premium requirements.
2. Purchase of the Policy. The Trust has applied to Insurer for a life insurance policy on the joint lives of the Employee and his spouse, Barbara K. Sokol in the specified amount of $2,700,000. Such policy is specified on Exhibit A, attached hereto. The Employee, and his spouse, have agreed to medical examinations as requested by the life insurance company, as required for issuance of the policy.
3. Policy Ownership. The Trust shall be the owner of the life insurance policy on the joint lives of the Employee and his spouse identified in Exhibit A, attached hereto and made apart hereof, and may exercise all rights of ownership with respect to the policy, except as otherwise hereinafter provided.
4. Payment of Premiums on the Policy. The Trust shall pay the planned periodic premium annually as of the date of issue and upon each anniversary of the date of issue. The Corporation shall remit to the Trust, on behalf of the Employee, for this purpose an amount equal to the planned periodic premium on each policy anniversary.

5. Collateral Assignment for Benefit of the Corporation. The Trust hereby executes, assigns and conveys to the Corporation the policy, outlined in Exhibit A attached hereto, acquired pursuant to the terms of this Agreement, as security for the repayment of the amounts which the Corporation will pay to the Trust under Article 4 of this Agreement. This collateral assignment will not be altered or changed without the consent of the Corporation.
6. Trust’s Incident of Ownership. The Trust shall retain all rights of ownership of the life insurance policy except for those rights, if any, specifically given to the Corporation under this Agreement. The rights retained by the Trust include, among others, the right to cancel or surrender the policy and the right to borrow or withdraw from the policy.
The Trust’s right to borrow from the policy is restricted to an amount equal to the maximum loan value less the cumulative planned periodic premiums paid by the Corporation under Article 4 of this Agreement.
The Trust’s right to withdraw from the policy cash value shall be limited to a partial surrender of the policy surrender value less the cumulative planned periodic premiums paid by the Corporation under the Split Dollar arrangement selected in Article 4 of this Agreement, plus any applicable surrender charges imposed under the life insurance contract.
7. Disposition of Policy Death Proceeds. Notwithstanding any beneficiary designation made on the policy, the Corporation shall be entitled to an amount equal to the cumulative planned periodic premiums paid on the policy. The beneficiary designated by the Trust shall be entitled to the balance of the policy death benefit.
8. Termination of the Agreement. This Agreement shall terminate upon the occurrence of any of the following events:
(A).	Written notice given by the Trust to the Corporation;

(B).	Bankruptcy, receivership or dissolution of the Corporation;

(C).	The Trust’s failure to apply the Corporation premium to the life insurance premium.

(D).	Repayment in full by the Trust to the Corporation of the contributions made by the Corporation under Article 4 of this Agreement.
Upon termination of this Agreement the Trust shall have the option for thirty (30) days to receive from the Corporation a release of the assignment of the policy in consideration of a cash payment to the Corporation of the cumulative planned premium paid by the Corporation. The Corporation agrees that the Trust may borrow or withdraw from the policy cash values in an amount in excess of the Corporation’s share as established in the Agreement. In the event that the Trust does not receive a release of the assignment within the thirty day period then the Trust agrees that the policy will be surrendered and the Corporation shall be entitled to an amount equal to the cumulative planned periodic premiums paid to the Trust. The Trust shall be entitled to any remainder of such cash surrender value.
9. Additional Policy Benefits and Riders. The Trust may add a rider to the policy on the

Employee’s life, acquired pursuant to this Agreement. Upon written request by the Corporation, the Trust may add a rider to the policy for the benefit of the Corporation. Any additional premium for any rider which is added to the policy shall be paid by the party which will be entitled to receive the proceeds of the rider.
10. Named Fiduciary and Plan Administrator. The Corporation is the named fiduciary and plan administrator of this plan. As such, it shall be responsible for the management, control, and administration of the Split Dollar plan as established herein.
11. Amendments and Binding of Parties. Amendments may be made to this Agreement in writing and signed by each of the parties to this Agreement. Such amendments must be attached hereto. Additional life insurance policies on the life of the Employee may be purchased under this Agreement by amendment to Article 2 hereof. This Agreement and its amendments are binding upon the successors and assigns of each party.
12. Liability of the Insurer. The Insurer is not considered a party to this Agreement except with respect to the rights of the parties herein developed upon receiving an executed copy of this Agreement. The Insurer is not responsible to account for the actual premium contributions of the parties to this Agreement. Said insurer shall rely on the written declarations of the parties in any dispute concerning distribution of cash value or death proceeds. Performance of its contractual obligations in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.
13. State Law. This Agreement shall be subject to and shall be construed under the laws of the State of Ohio.
IN WITNESS WHEREOF, the parties hereunto have executed this Agreement this day and year written above.
BANCINSURANCE CORPORATION (“Corporation”)

BY:	/s/ Sally Cress Sally Cress, Secretary
FIFTH THIRD BANK OF COLUMBUS, Trustee under the Si and Barbara K. Sokol Irrevocable Life Insurance Trust dated May 6, 1994 (“Trust”)

By:	/s/ Susan S. Lease
Susan S. Lease
Trust Administrative Officer
Fifth Third Bank of Columbus

EXHIBIT A
Name of Life Insurance Company: Pan-American Assurance (Insurance) Company
Policy Number: [omitted]
Insured: Si Sokol and Barbara K. Sokol
Specified Amount: $2,700,000